Exhibit 10.32

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 27, 2014, is made and entered into by and between Peoples Security Bank and Trust Company, a Pennsylvania state chartered bank (the “Bank”) and Neal D. Koplin (the “Executive”).

ARTICLE I

RECITALS

WHEREAS, the Bank desires to employ the Executive pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive desires to be so employed by the Bank.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE II

DEFINITIONS

Section 2.1. “Accrued Obligations” means, as of the Date of Termination, to the extent not theretofore paid, the sum of (i) Executive’s Base Salary through the Date of Termination, (ii) the amount of any bonus or other incentive compensation for any completed bonus period and other vested cash compensation earned by Executive as of the Date of Termination under the terms of any compensation, benefit plans, and deferred compensation plans, policies or arrangements maintained in force by the Company, and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive, in accordance with Company policy as of the Date of Termination.

Section 2.2. “Bank Board” means the board of directors of the Bank.

Section 2.3. “Cause” means: (i) conviction of, or the entry of a plea of guilty or no contest to a felony or any other crime of moral turpitude that causes the Bank or any of its subsidiaries or affiliates public disgrace or disrepute, or adversely affects the Bank’s operations, financial performance, or relationship with its customers; (ii) fraud, embezzlement or other misappropriation of funds; (iii) habitual insobriety or illegal use of controlled drugs; (iv) material breach of this Agreement, if not cured within thirty (30) days following Executive’s receipt from the Bank of written notice thereof specifying in reasonable detail the alleged breach; or (v) refusal to perform the lawful and reasonable directives of the Chief Executive Officer of the Bank or the Bank Board, unless such refusal is cured within thirty (30) days following Executive’s receipt from the Bank of written notice thereof, specifying the directives Executive allegedly refused to perform.

Section 2.4. “Change in Control” means the occurrence of any one of the following events: (i) any “person” or “group” (as such terms are used in Sections 13(d) and

14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any Company employee stock ownership plan or an equivalent retirement plan, becomes the beneficial owner (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of Parent’s then outstanding voting securities, (ii) the Parent Board ceases to consist of a majority of Continuing Directors (as defined below), (iii) the consummation of a sale of all or substantially all of the Company’s assets (as measured by the fair value of the assets being sold compared to the fair value of all of the Company’s assets), or (iv) a merger or other combination occurs such that a majority of the equity securities of the resultant entity after the merger or other combination are not owned by those who owned a majority of the equity securities of the Parent prior to the merger or other combination. A “Continuing Director” shall mean a member of the Parent Board who either (i) is a member of the Parent Board as of the date of this Agreement or (ii) is nominated or appointed to serve as a member of the Parent Board by a majority of the then Continuing Directors.

Section 2.5. “Change in Control Termination” means the termination of Executive’s employment under this Agreement by the Bank or its successor or assignee without Cause or by Executive for Good Reason, which occurs within 24 months following a Change in Control.

Section 2.6. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

Section 2.7. “Code” means the Internal Revenue Code of 1986, as amended.

Section 2.8. “Company” means the Parent and its direct and indirect subsidiaries, including, without limitation, the Bank.

Section 2.9. “Date of Termination” has the meaning given to that term in Section 3.6.

Section 2.10. “Disability” means a condition entitling Executive to benefits under the long term disability plan, policy or arrangement maintained for employees of the Bank. Termination as a result of a Disability will not be construed as a termination by the Bank “without Cause.”

Section 2.11. “Good Reason” means either of the following, without Executive’s prior consent: (i) a reduction in Base Salary of 15% or more; or (ii) Executive being required to relocate to a principal place of employment more than 50 miles from Bethlehem, Pennsylvania. The events or conditions described in this Section 2.11 will not constitute Good Reason unless: (a) the Executive provides the Company with written objection to the event or condition within 30 days of the first occurrence of such event or condition, (b) the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection and (c) the Executive resigns his employment within 30 days following the expiration of such cure period.

Section 2.12. “Parent” means Peoples Financial Services Corp., a Pennsylvania corporation.

Section 2.13. “Parent Board” means the board of directors of Parent.

Section 2.14. “Restricted Period” means the period commencing on the Date of Termination and ending either (i) on date that is 36 months after the Date of Termination, in the event of a Change in Control Termination, or (ii) on date that is 12 months after the Date of Termination, in any other event.

ARTICLE III

EMPLOYMENT AND COMPENSATION

Section 3.1. Employment Term.

(a) The Bank shall employ Executive, and Executive hereby accepts employment with the Bank, upon the terms and conditions set forth in this Agreement, effective August 11, 2014 (the “Effective Date”) and continuing through August 11, 2017 (the “Initial Term”) and thereafter for successive one year periods (each, a “Renewal Term”), unless sooner terminated in accordance with this Agreement or written notice is given by one party to the other at least thirty (30) days prior to the expiration of the Initial Term or any Renewal Term, as applicable. The Initial Term and any Renewal Term are herein collectively referred to as the “Term.”

(b) If Executive dies while employed by the Bank, this Agreement and Executive’s employment by the Bank shall automatically terminate on the date of Executive’s death. The Bank may terminate Executive’s employment and all other positions with the Company upon written notice to Executive at any time (i) due to the Disability of Executive, (ii) for Cause, or (iii) without Cause, for any or no reason. Executive may terminate his employment with the Bank and all other positions with the Company at any time for any or no reason. Notwithstanding the generality of the preceding sentence, in the event that Executive resigns from his employment, Executive shall give thirty (30) days written notice to the Bank prior to the proposed effective date of such resignation, and such resignation shall not be effective until the expiration of such notice period, unless such notice is waived by the Bank (in which case such resignation shall be effective as of the date of or indicated in such waiver).

Section 3.2. Positions and Duties. Executive will serve as Executive Vice President of the Bank, reporting directly to the Chief Executive Officer (“CEO”) of the Bank. Executive will be responsible for the supervision, directly or indirectly, of the Bank’s employees in the Lehigh Valley market; be a member of the Bank’s senior loan committee; and will have all duties customarily associated with the position of an Executive Vice President, any duties as are set forth in the Bank’s bylaws for such position and all duties as are delegated to Executive from time to time by the CEO or the Bank Board. Executive will be a regular invitee to meetings of the Bank’s senior staff, pricing committee and asset and liability committee (ALCO). Executive shall devote his best efforts and substantially all of his business time and services to the Company.

Section 3.3. Other Activities. Executive may be involved in various leadership and non-leadership capacities on a volunteer basis for not-for-profit organizations as a representative of the Company. In addition, nothing contained herein shall preclude the

Executive from (i) engaging in charitable and community activities; (ii) participating in industry and trade organization activities; (iii) managing his and his family’s personal investments and affairs; and (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided that such activities do not interfere with the regular performance of his duties and responsibilities under this Agreement and do not violate his obligations under Article IV of this Agreement, and provided further that except as disclosed to the Bank prior to the date hereof or with consent of the Bank Board, the Executive shall not serve as a paid director of any organization.

Section 3.4. Compensation. The Bank shall pay or cause to be paid or provided to Executive the following compensation and benefits:

(a) Base Salary. Effective as of the Effective Date, the Executive will receive an initial base salary of $175,000 per annum, paid in accordance with the Bank’s payroll practices. On the first anniversary of the Effective Date, the Executive’s base salary shall increase to $195,000 per annum. Thereafter, the base salary shall be reviewed on an annual basis by the Bank (or, if appropriate, the Compensation and Benefits Committee of the Parent Board (the “Compensation Committee”)) on the Bank’s regular schedule, and may be increased (but not decreased, except in connection with an across-the-board salary reduction applicable to all of the Bank’s management employees) from time to time at the discretion of the Bank (or, if appropriate, the Compensation Committee). The initial base salary as adjusted from time to time is hereinafter referred to as Executive’s “Base Salary.”

(b) Annual Bonus.

(i) For each fiscal year ending during the Term, beginning with the 2014 fiscal year, the Executive will be eligible to earn a cash incentive payment. The target amount of that cash incentive payment will be twenty-five percent (25%) of the Executive’s Base Salary at the commencement of the applicable fiscal year (the “Target Bonus”). The actual cash incentive payment payable with respect to a particular fiscal year (the “Annual Bonus”) will be determined by the Bank (or, if appropriate, the Compensation Committee) based upon the degree of achievement of corporate and/or individual performance objectives established by the Bank (or, if appropriate, the Compensation Committee) in its sole discretion. The foregoing notwithstanding, with respect to the 2014 fiscal year, the Executive’s Annual Bonus will be no less than $25,000.

(ii) For purposes of determining any Annual Bonus payable to Executive, the measurement of corporate and individual performance will be performed by the Bank (or, if appropriate, the Compensation Committee) in good faith. From time to time, the Bank (or, if appropriate, the Compensation Committee) may, in its sole discretion, make adjustments to corporate or individual performance goals, so that required departures from the Company’s operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such goals do not affect the operation of this Section 3.4(b) in a manner inconsistent with its intended purposes.

(iii) Any Annual Bonus payable under this Section 3.4(b) will be paid in the year following the applicable fiscal year in which such bonus is attributable within thirty (30) days following the recommendation of the audit committee of the Parent Board to include the audited financial statements for the applicable fiscal year in Parent’s annual report on Form 10-K, provided that the Executive has not been terminated for Cause before such payment date. No Annual Bonus shall be paid to the Executive if he has been terminated for Cause before any such Annual Bonus would otherwise be paid.

(c) Signing Bonus. The Bank shall pay Executive a one-time signing bonus of $25,000 payable no later than the 30th day after the Effective Date.

(d) Contingent Bonuses. The Bank shall pay Executive the following amounts (each a “Contingent Bonus”), at the following times, provided that the Executive remains continuously employed by the Bank through the specified date:

Vesting Date	Bonus
April 15, 2015	$39,500
April 15, 2016	$34,000
April 15, 2017	$20,000
April 15, 2018	$10,000

Notwithstanding the foregoing, if Executive dies or is terminated due to the Disability of Executive before all of the Contingent Bonuses have been earned and paid, any and all unpaid Contingent Bonuses shall be deemed earned and payable. Each Contingent Bonus that is earned shall be paid to the Executive within 30 days following the date such amount becomes earned and payable, including the date of Executive’s death or termination due to Disability. Any amounts payable pursuant to this Section 3.4(d) shall not be deemed salary or other compensation for the purposes of computing benefits to which the Executive may be entitled under any other arrangement established by the Bank for the benefit of its employees.

(e) General Employee Benefits. The Executive will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for employees of the Bank generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.

(f) Paid Time Off (PTO). In addition to holidays observed by the Bank, Executive shall be entitled to twenty-five (25) working days paid time off (“PTO”) during each year of employment without reduction in salary or other benefits. PTO days that remain unused at the end of any year will accrue or expire to the extent provided by the Bank’s PTO policy, as in effect from time to time.

(g) Long-Term Equity Incentives. Subject to the approval of the Compensation Committee, the Executive will be eligible to receive equity incentive awards pursuant to the terms and conditions of any equity incentive plan maintained by the Parent and any award agreement.

(h) Automobile Allowance. The Executive shall receive a monthly automobile allowance in the amount of $750.00 for the duration of this Agreement.

(i) Country Club. The Bank will reimburse Executive for the membership costs at a country club acceptable to the Bank, in accordance with Bank policy.

Section 3.5. Reimbursement of Expenses. Executive will be reimbursed by the Bank for all reasonable business expenses incurred by him in accordance with the Bank’s customary expense reimbursement policies as in effect from time to time.

Section 3.6. Severance; Severance Payments. Upon a termination of his employment with the Bank (the effective date of such termination is herein referred to as the “Date of Termination”), Executive will be entitled only to such compensation, benefits and rights as described in this Section 3.6 and in any other agreement between Executive and the Bank.

(a) Termination without Cause. Except as otherwise provided in this Section 3.6, if Executive’s employment by the Bank is terminated by the Bank without Cause, Executive will be entitled to:

(i) Payment of all Accrued Obligations, including but not limited to those earned by Executive under Sections 3.4 and 3.5 above; and

(ii) Cash severance payments equal to one-twelfth of Executive’s Base Salary as of the Date of such Termination payable for a period of 12 months from and after the Date of Termination and in accordance with the Bank’s payroll practices.

(b) Change in Control Termination. In lieu of any compensation and benefits payable under Section 3.6(a), in the event that Executive’s employment by the Bank ceases due to a Change in Control Termination, Executive will be entitled to:

(i) Payment of all Accrued Obligations, including but not limited to those earned by Executive under Sections 3.4 and 3.5 above; and

(ii) Cash severance payments equal to one-twelfth of Executive’s Base Salary as of the Date of such Termination payable for a period of 36 months from and after the Date of Termination and in accordance with the Bank’s payroll practices.

(c) Termination Following Expiration of a Term. In the event of a termination by the Bank of Executive’s employment following the expiration of any Initial Term or Renewal Term due to the Bank’s decision not to renew the applicable Term, the Bank shall pay or provide to Executive the amounts, benefits and rights described in Section 3.6(a).

(d) Mitigation of Separation Pay. Notwithstanding anything herein to the contrary, the severance amounts payable under Section 3.6(a)(ii), Section 3.6(b)(ii) and Section 3.6(c) shall be reduced or eliminated on a dollar-for-dollar basis by the amount the Executive receives during the Restricted Period in connection with his engagement or participation in any business activity substantially similar to an activity from which the Company derives revenue within 50 miles of Bethlehem, Pennsylvania (a “Competing Business), or in

connection with his interests (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) in any person, firm, corporation, association or other entity engaged in any Competing Business. The Executive hereby agrees to notify the Company of his receipt of such amounts within 10 days following the commencement of any such payments. The Executive agrees that the operation of this provision may give rise to an obligation to repay to the Company amounts received hereunder.

(e) Except as provided in this Section 3.6, all compensation and participation in all benefit plans, policies and arrangements will cease at the Date of Termination, subject to the terms of any benefit plans, policies and arrangements then in force and applicable to Executive, and the Company shall have no further liability or obligation by reason of such termination, provided, however, that nothing in this paragraph shall affect or be deemed to affect Executive’s rights to accrued or vested benefits under any benefit plan, policy or arrangement. The payments and benefits described in this Section 3.6 are in lieu of, and not in addition to, any other severance arrangement maintained for the employees of the Bank generally.

Notwithstanding any provision of this Agreement, the payments and benefits described in this Section 3.6 are conditioned on: (a) the Executive’s execution and delivery to the Bank and the expiration of all applicable statutory revocation periods, by the 60th day following the Date of Termination, of a general release of claims against the Company in a form reasonably prescribed by the Bank (the “Release”); and (b) the Executive’s continued compliance with the provisions of Article IV of this Agreement. Subject to Section 3.6(g), below, the benefits described in this Section 3.6 will be paid or provided (or begin to be paid or provided as applicable) as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year. Any payments to be made to Executive and any benefits to be provided to Executive pursuant to this Section 3.6 shall be paid or provided, as applicable, to Executive’s beneficiaries, heirs or estate in the event of Executive’s death.

(f) Other Terminations. If Executive’s employment with the Bank ceases for any reason other than as described in Sections 3.6(a), 3.6(b) and 3.6(c) above (including but not limited to termination (a) by the Bank for Cause, (b) as a result of Executive’s death, (c) as a result of Executive’s Disability, or (d) by Executive), then the Bank’s obligation to Executive will be limited solely to the payment of Accrued Obligations. All compensation and participation in benefits will cease at the time of such termination and, except as otherwise provided by COBRA or the terms of such plans, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the Date of Termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract or Executive’s right to accrued or vested benefits under the terms of any employee benefit plan, policy or arrangement.

(g) Application of Section 409A of the Code.

(i) Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 3.6 hereof will be payable until the Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Executive upon or following his “separation from service,” then notwithstanding any other provision of this Agreement (or any applicable plan, policy, program, agreement or arrangement), any such payments that are otherwise due within six months following the Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

(ii) Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(h) Limitation on Payments. If any payment or benefit due under this Agreement, together with all other payments and benefits that Executive receives or is entitled to receive from the Bank, the Parent or any of their subsidiaries, affiliates or related entities, would (if paid or provided) constitute an Excess Parachute Payment (as defined below), the amounts otherwise payable and benefits otherwise due under this Agreement will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code or result in an excise tax payable pursuant to Section 4999 of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Parent Board, in its good faith discretion. If a reduction to Executive’s payments and benefits is required pursuant to this Section 3.6(h), such reduction shall occur to the payments and benefits in the order that results in the greatest economic present value of all payments actually made to Executive.

(i) Adjustments Necessary to Comply with Maximum Payment Limit. If, notwithstanding the initial application of Section 3.6(h), the Internal Revenue Service determines that any amount paid or benefit provided to Executive would constitute an Excess Parachute Payment, Section 3.6(h) will be reapplied based on the Internal Revenue Service’s determination and Executive will be required to repay to the Bank any Overpayment (as defined below) immediately upon receipt of written notice of the applicability of this section.

(j) Recoupment of Certain Incentive-Based Compensation.

(i) Breach of Restrictive Covenants. If the Executive breaches, in any respect, any of the covenants to be performed by the Executive pursuant to Article IV below (regarding non-solicitation, confidentiality, or non-disparagement), whether during the Term or the Restricted Period, then the Executive shall repay or return to the Bank the entire amount of any incentive-based compensation received by the Executive during the 12-month period preceding such breach.

(ii) Obligations Not Exclusive. The rights of the Bank and the obligations of the Executive set forth in this Section 3.6(j) are in addition to any other rights and obligations under applicable laws and regulations, the terms and conditions of any plan and award agreement pursuant to which incentive-based compensation is awarded to the Executive, and the terms and conditions of any claw back, recoupment or similar policy applicable to the executive officers of the Bank, which the Bank or the Company may adopt and maintain from time to time.

(k) Definitions. For purposes of this Agreement:

(i) “Excess Parachute Payment” has the same meaning as used in Section 280G(b)(1) of the Code.

(ii) “Overpayment” means any amount paid to Executive in excess of the maximum payment limit of Section 3.6(h) of this Agreement.

ARTICLE IV

RESTRICTIVE COVENANTS AND REMEDIES

Section 4.1. Confidential Information. In consideration of the employment by the Bank of Executive and the consideration outlined in Article III of this Agreement, and as an inducement to the Company to continue to entrust Executive with its Trade Secrets (as hereinafter defined), Executive agrees that Executive will not use for himself or disclose to any person any Trade Secret of the Company obtained by Executive as a result of his employment by the Bank unless authorized in writing by the Bank to do so. For purposes of this Agreement, “Trade Secrets” means any trade secrets and is deemed to include, but not be limited to, all confidential information, including price lists, patents, designs, inventions, copyrighted materials, product lists, marketing strategies, personnel files, customer lists, and all other information or material received by Executive in connection with his employment by the Bank which is not otherwise available to the general public; provided, that the term Trade Secrets shall exclude (i) information that is or subsequently becomes publicly available other than as a result of Executive’s breach of this Agreement; (ii) is acquired from another source not under a duty of confidentiality to the Company and not as a result of a breach of this Agreement; (iii) is independently developed by Executive without use of the Trade Secrets; (iv) is approved for public release by the Company; or (v) is required to be disclosed by court order, subpoena, in connection with a civil or criminal investigative demand, the discovery rules of any court or otherwise by law or legal process. Upon cessation of Executive’s service to the Bank for any reason, all written or electronic materials evidencing Trade Secrets, and all copies thereof, in the possession or control of Executive shall be delivered to the Bank.

Section 4.2. Ownership of Inventions and Ideas. Executive acknowledges that the Bank shall be the sole owner of all the results and proceeds of his service to the Company, including but not limited to, all patents, patent applications, patent rights, formulas, copyrights, inventions, developments, discoveries, other improvements, data, documentation, drawings, charts, and other written, audio and/or visual materials relating to equipment, methods, products, processes or programs in connection with or useful to the business of the Company (collectively, the “Developments”) which Executive, by himself or in conjunction with any other person, may conceive, make, acquire, acquire knowledge of, develop or create during Executive’s employment by the Bank, free and clear of any claims by Executive (or any successor or assignee of Executive) of any kind or character whatsoever. Executive acknowledges that all copyrightable Developments shall be considered works made for hire under the Federal Copyright Act. Executive hereby assigns and transfers his right, title and interest in and to all such Developments and agrees that he shall, at the request of the Bank, execute or cooperate with the Company in any patent applications, execute such assignments, certificates or other instruments, and do any and all other acts, as the Bank from time to time reasonably deems necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in or to any such Developments.

Section 4.3. Restrictive Covenants. In consideration of the employment by the Bank of Executive and the consideration outlined in Article III of this Agreement, Executive agrees to be bound by this Section 4.3. Executive will not, directly or indirectly, do any of the following during the Term and the Restricted Period:

(a) solicit or call on, either directly or indirectly, for purposes of selling goods or services competitive with goods or services sold by the Company, any customer with whom the Company shall have dealt or any prospective customer that the Company has identified and solicited at any time during Executive’s employment by the Bank; provided, however, that in the event that the Executive has voluntarily terminated his employment without Good Reason, then, commencing ninety (90) after the Date of Termination, the Executive may solicit only those customers of the Company that became customers of the Company during the Term substantially as a result of the efforts of Executive as an employee of the Company;

(b) adversely influence or attempt to adversely influence any supplier, customer (except as permitted pursuant to the proviso in the preceding paragraph (a)) or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company;

(c) adversely influence or attempt to adversely influence any person to terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company; or

(d) employ or retain, or arrange to have any other person or entity employ or retain, any employee, consultant, agent or distributor of the Company (or with respect to the application of this provision during the Restricted Period, any person or entity who, within the 12 months preceding the Date of Termination, was employed or engaged by the Company as an employee, consultant, agent or distributor).

Executive acknowledges that the restrictions contained in Sections 4.1, 4.2 and 4.3 are reasonable and necessary to protect the legitimate interests of the Bank and the Parent and that the duration of the Restricted Period, and the provisions of Sections 4.1, 4.2 and 4.3, are reasonable given Executive’s position within the Bank and the substantial consideration payable under this Agreement. Executive further acknowledges that Sections 4.1, 4.2 and 4.3 are included herein in order to induce the Bank and the Parent to enter into this Agreement and that the Bank and the Parent would not have entered into this Agreement in the absence of these provisions.

Section 4.4. Enforcement.

(a) Specific Enforcement. Executive acknowledges that any material breach by him, willfully or otherwise, of this Article IV will cause continuing and irreparable injury to the Bank and the Parent for which monetary damages would not be an adequate remedy. Executive will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such material breach by Executive, the Bank and/or the Parent will have the right to enforce this Agreement by seeking injunctive or other relief in any court and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Bank and the Parent.

(b) Restitution. If Executive materially breaches any part of Section 4.1, 4.2 or 4.3 (as determined by a court or arbitrator), Executive shall account for and pay over to the Bank and the Parent all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Bank and the Parent under law or in equity.

(c) Extension of Restricted Period. If Executive breaches Section 4.1, 4.2 or 4.3, the Restricted Period will be extended by an amount of time equal to the period that Executive was in breach.

(d) Judicial Modification. If any court determines that Section 4.1, 4.2 or 4.3, or this Section 4.4 (or any part thereof) is unenforceable because of its duration or geographic scope, that court will have the power to modify that section and, in its modified form, that section will then be enforceable.

(e) Restrictions Enforceable in All Jurisdictions. If any court holds that Section 4.1, 4.2 or 4.3, or this Section 4.4 (or any part thereof) is unenforceable by reason of its breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Bank and the Parent to the relief provided above in the courts of any other jurisdiction within the geographic scope of this section.

(f) Disclosure of Protective Provisions. Executive agrees to disclose the existence and terms of Sections 4.1, 4.2 and 4.3 to any employer for whom Executive seeks to work during the Restricted Period. Executive also agrees that during the Restricted Period the Executive will provide and the Company may similarly provide a copy of this Section 4 to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive’s name.

ARTICLE V

MISCELLANEOUS

Section 5.1. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of the Agreement and intending to be bound by this provision, Executive hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, except through their individual or collective acts of malfeasance or misfeasance, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts except if such claims, demands, liens, actions, suits, causes of action or judgments are based on their individual or collective acts of malfeasance or misfeasance.

Section 5.2. Ability to Perform. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement on and after the Effective Date.

Section 5.3. Payments Subject to Tax Withholding. All payments and transfers of property described in this Agreement will be made net of any applicable tax withholding.

Section 5.4. Dispute Resolution. Except for disputes arising under Article IV hereof, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Executive’s employment with the Bank shall be submitted to final and binding arbitration in Scranton, Pennsylvania. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association in Philadelphia, Pennsylvania. The arbitrator shall have authority to rule on any dispositive motions filed by the parties. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement. The arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party. The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party’s administrative remedies under federal, state or local law.

Section 5.5. Successors and Assigns; Third Party Beneficiary. Each of the Bank and the Parent may assign this Agreement to any affiliate or to any successor to its assets or business by means of liquidation, dissolution, merger, consolidation, sale of assets or otherwise. For avoidance of doubt, a termination of the Executive’s employment by the Bank in connection with a permitted assignment of the Bank’s rights and obligations under this Agreement is not a termination “without Cause” so long as the successor or assignee offers employment to the Executive on the terms herein specified (without regard to whether the Executive accepts employment with the successor or assignee). The duties of the Executive hereunder are personal to Executive and may not be assigned by him. The Parent and each of its direct and indirect subsidiaries (excluding the Bank) is designated as a third party beneficiary of this Agreement and shall be entitled to enforce the terms hereof as if it were a party hereto.

Section 5.6. Non-Disparagement. Executive agrees that he shall not in any way, orally or in writing, disparage or defame the Company or any of its board members, officers or employees to any third party or commit any libelous or slanderous act against the Company or any of its board members, officers or employees whether in the capacity as his former employer or otherwise.

Section 5.7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

Section 5.8. Survival. This Agreement, including, without limitation, the recoupment provisions set forth in Section 3.6(i) and the restrictive covenants set forth in Article IV, will survive the cessation of the Executive’s employment to the extent necessary to fulfill the purposes and intent of this Agreement.

Section 5.9. Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof. Therefore, this Agreement merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to Executive’s employment, compensation, severance, termination or any related matter. This Agreement may not be changed or modified, except by an Agreement in writing signed by the Executive, the Bank and the Parent.

Section 5.10. Notice. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

If to Executive, to the address on file with the Bank.

If to the Bank or the Parent:

Peoples Security Bank and Trust Company

150 North Washington Avenue

Scranton, PA 18503

Attn: Chief Executive Officer

Section 5.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws rules of any state. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and each of the Executive, the Bank and the Parent hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

Section 5.12. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

Section 5.13. Remedies. In the event of any breach of this Agreement by either party, the party injured by such breach shall be entitled to attorneys’ fees, costs and expenses incurred by reason of such breach, if any, together with interest at the maximum rate permitted by law. This paragraph shall not be considered a waiver of or a limitation on the remedies available under this Agreement or at law or in equity for breach of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

PEOPLES SECURITY BANK AND TRUST COMPANY

By:	Craig W. Best	8/27/2014
Name:	Craig W. Best	Date
Title:	President CEO

EXECUTIVE

Neal D. Koplin		8/27/14
Neal D. Koplin		Date